Exhibit 99.1

Contact:
Scott Shipley
Investor Relations
Lennar Corporation
(305) 485-2054

FOR IMMEDIATE RELEASE

Lennar Reports Second Quarter Results

•	Revenues of $1.1 billion – down 61%

•	Loss per share of $0.76 (includes a $0.60 per share charge related to valuation adjustments and write-offs of option deposits and pre-acquisition costs)

•	Gross margin on home sales:

¡	15.9% (excluding SFAS 144 valuation adjustments of $73.6 million) – up 230 basis points

¡	8.7% (including SFAS 144 valuation adjustments) – up 150 basis points

•	Operating margin on home sales:

¡	0.5% (excluding SFAS 144 valuation adjustments) – up 170 basis points

¡	(6.7%) (including SFAS 144 valuation adjustments) – up 80 basis points

•	Selling, general and administrative expenses reduced by $238.9 million – down 60%

•	Homebuilding cash of $882.4 million as of May 31, 2008

•	No outstanding borrowings under the Company’s credit facility as of May 31, 2008

•	Homebuilding debt to total capital of 39.5% (net homebuilding debt to total capital of 28.7%)

•	Deliveries of 3,830 homes – down 60%

•	New orders of 4,396 homes – down 45%; cancellation rate of 22%

•	Backlog dollar value of $1.3 billion – down 56%

Miami, June 26, 2008 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its second quarter ended May 31, 2008. Second quarter net loss in 2008 was $120.9 million, or $0.76 per diluted share, compared to second quarter net loss of $244.2 million, or $1.55 per diluted share, in 2007.

Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “Consistent with our expectations, the housing market has continued its downward trend throughout our second quarter. Foreclosures have increased while higher unemployment and diminishing consumer confidence have defined overall economic weakness. As a result, the housing market has continued to experience growth in inventory levels, which has depressed the prices of homes and restricted the ability to sell those homes in markets across the country.”

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“With the U.S. housing inventory growing in excess of absorption and limited credit availability, the prospect of further deterioration in the homebuilding industry will likely become reality absent Federal government action. To that end, we are hopeful that the Federal government will acknowledge the need for further reform and will institute programs designed to stabilize and facilitate the recovery of the housing market.”

“Notwithstanding the bleak operating environment, Lennar made significant progress during our second quarter. We reduced our unsold completed inventory by 70% in the second quarter of 2008 from the second quarter of 2007 and by 47% from the first quarter of 2008, and now have on average less than one completed unsold home per community. In addition, we continued to make significant progress towards our goal of right-sizing our business, as reflected by a 60% reduction in selling, general and administrative expenses compared to a year ago. Our divisions are currently on track to achieve a future S,G&A annualized run rate of 10% by the end of our fiscal year. Moreover, given our success with asset reduction, we have shifted our primary focus to the execution of an efficient homebuilding model through the repositioning of our product to meet today’s consumer demand and by aggressively reducing our construction costs.”

“We are very pleased to end our second quarter with approximately $880 million in cash and no outstanding borrowings under our credit facility. We have also reduced our maximum joint venture recourse debt by approximately $1 billion from its peak level in 2006, which reflects a decrease of over 50%.”

Mr. Miller concluded, “We recognize that the remainder of 2008 will likely see further deterioration in overall market conditions; however, we are confident that we remain well positioned with a strong balance sheet and properly scaled operations to navigate the current market downturn as a leaner and more efficient homebuilder.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED MAY 31, 2008 COMPARED TO

THREE MONTHS ENDED MAY 31, 2007

Homebuilding

Revenues from home sales decreased 62% in the second quarter of 2008 to $1.0 billion from $2.7 billion in 2007. Revenues were lower primarily due to a 58% decrease in the number of home deliveries and an 8% decrease in the average sales price of homes delivered in 2008. New home deliveries, excluding unconsolidated entities, decreased to 3,729 homes in the second quarter of 2008 from 8,940 homes last year. In the second quarter of 2008, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2007. The average sales price of homes delivered decreased to $274,000 in the second quarter of 2008 from $298,000 in the same period last year, due to reduced pricing and higher sales incentives offered to homebuyers ($48,700 per home delivered in the second quarter of 2008, compared to $43,700 per home delivered in the same period last year).

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Gross margins on home sales excluding SFAS 144 valuation adjustments were $162.0 million, or 15.9%, in the second quarter of 2008, compared to $364.8 million, or 13.6%, in 2007. Gross margin percentage on home sales, excluding SFAS 144 valuation adjustments, improved compared to last year primarily due to the Company’s lower inventory basis and continued focus on repositioning its product and reducing construction costs. The largest gross margin percentage improvement was experienced in the Company’s Homebuilding East segment. Gross margins on home sales were $88.4 million, or 8.7%, in the second quarter of 2008, which included $73.6 million of SFAS 144 valuation adjustments, compared to gross margins on home sales of $193.2 million, or 7.2%, in the second quarter of 2007, which included $171.6 million of SFAS 144 valuation adjustments. Gross margins on home sales excluding SFAS 144 valuation adjustments is a non-GAAP financial measure disclosed by certain of the Company’s competitors and has been presented because the Company finds it useful in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors.

Selling, general and administrative expenses were reduced by $238.9 million, or 60%, in the second quarter of 2008, compared to the same period last year, primarily due to reductions in associate headcount and variable selling expense. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 15.4% in the second quarter of 2008, from 14.7% in 2007, which was due to lower revenues.

Losses on land sales totaled $5.4 million in the second quarter of 2008, which included $2.1 million of SFAS 144 valuation adjustments and $6.6 million of write-offs of deposits and pre-acquisition costs related to approximately 2,100 homesites under option that the Company does not intend to purchase. In the second quarter of 2007, losses on land sales totaled $108.8 million, which included $69.4 million of SFAS 144 valuation adjustments and $48.9 million of write-offs of deposits and pre-acquisition costs related to approximately 5,400 homesites that were under option.

Equity in loss from unconsolidated entities was $18.9 million in the second quarter of 2008, which included $8.0 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments, compared to equity in loss from unconsolidated entities of $26.5 million in the second quarter of 2007, which included $27.5 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

Management fees and other expense, net, totaled $47.9 million in the second quarter of 2008, which included $46.9 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities, compared to management fees and other expense, net, of $12.8 million in the second quarter of 2007, which included $11.6 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities.

Minority interest income (expense), net was $0.2 million and ($0.8) million, respectively, in the second quarter of 2008 and 2007.

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Sales of land, equity in loss from unconsolidated entities, management fees and other expense, net and minority interest income (expense), net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating loss for the Financial Services segment was $3.0 million in the second quarter of 2008, compared to operating earnings of $14.2 million last year. The decline in profitability was primarily due to lower transactions in the segment’s title operations, compared to last year as a result of the overall weakness in the housing market and $6.7 million of non-recurring expenses in the segment’s title operations. There were $14.4 million in write-offs of land seller notes receivables in the second quarter of 2007, compared to no write-offs in the second quarter of 2008.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $16.2 million, or 35%, in the second quarter of 2008, compared to the same period last year. As a percentage of total revenues, corporate general and administrative expenses increased to 2.6% in the second quarter of 2008, from 1.6% in 2007, due to lower revenues.

SIX MONTHS ENDED MAY 31, 2008 COMPARED TO

SIX MONTHS ENDED MAY 31, 2007

Homebuilding

Revenues from home sales decreased 63% in the six months ended May 31, 2008 to $2.0 billion from $5.3 billion in 2007. Revenues were lower primarily due to a 59% decrease in the number of home deliveries and an 8% decrease in the average sales price of homes delivered in 2008. New home deliveries, excluding unconsolidated entities, decreased to 7,166 homes in the six months ended May 31, 2008 from 17,506 homes last year. In the six months ended May 31, 2008, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2007. The average sales price of homes delivered decreased to $276,000 in the six months ended May 31, 2008 from $300,000 in 2007, due to reduced pricing and higher sales incentives offered to homebuyers ($48,400 per home delivered in 2008, compared to $44,600 per home delivered in 2007).

Gross margins on home sales excluding SFAS 144 valuation adjustments were $324.9 million, or 16.5%, in the six months ended May 31, 2008, compared to $774.0 million, or 14.6%, in 2007. Gross margin percentage on home sales, excluding SFAS 144 valuation adjustments, improved compared to last year primarily due to the Company’s lower inventory basis and continued focus on repositioning its product and reducing construction costs. The largest gross margin percentage improvement was experienced in the Company’s Homebuilding East and West segments. Gross margins on home sales were $225.1 million, or 11.4%, in the six months ended May 31, 2008, which included $99.8 million of SFAS 144 valuation adjustments, compared to gross margins on home sales of $554.1 million, or 10.4%, in the six months ended May 31, 2007, which included $219.9 million of SFAS 144 valuation adjustments.

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Selling, general and administrative expenses were reduced by $433.3 million, or 57%, in the six months ended May 31, 2008, compared to the same period last year, primarily due to reductions in associate headcount and variable selling expense. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 16.8% in the six months ended May 31, 2008, from 14.4% in 2007, which was due to lower revenues.

Losses on land sales totaled $31.9 million in the six months ended May 31, 2008, which included $17.6 million of SFAS 144 valuation adjustments and $23.4 million of write-offs of deposits and pre-acquisition costs related to approximately 4,700 homesites under option that the Company does not intend to purchase. In the six months ended May 31, 2007, loss on land sales totaled $135.3 million, which included $82.7 million of SFAS 144 valuation adjustments and $69.9 million of write-offs of deposits and pre-acquisition costs related to approximately 9,400 homesites that were under option.

Equity in loss from unconsolidated entities was $41.9 million in the six months ended May 31, 2008, which included $26.9 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments, compared to equity in loss from unconsolidated entities of $40.7 million in the six months ended May 31, 2007, which included $34.0 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

Management fees and other income (expense), net, totaled ($69.7) million in the six months ended May 31, 2008, which included $76.5 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities, compared to management fees and other income (expense), net, of $1.0 million in the six months ended May 31, 2007, net of $14.3 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities.

Minority interest expense, net totaled $16 thousand and $1.4 million, respectively, in the six months ended May 31, 2008 and 2007.

Sales of land, equity in loss from unconsolidated entities, management fees and other income (expense), net and minority interest expense, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating loss for the Financial Services segment was $12.7 million in the six months ended May 31, 2008, compared to operating earnings of $30.1 million last year. The decline in profitability was primarily due to lower transactions in the segment’s title operations, compared to last year as a result of the overall weakness in the housing market and $9.2 million of non-recurring expenses in the segment’s title operations. There were $18.6 million in write-offs of land seller notes receivables during the six months ended May 31, 2007, compared to no write-offs during the six months ended May 31, 2008.

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Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $28.3 million, or 31%, for the six months ended May 31, 2008, compared to the same period last year. As a percentage of total revenues, corporate general and administrative expenses increased to 2.9% in the six months ended May 31, 2008, from 1.6% in the same period last year, due to lower revenues.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2007. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 a.m. Eastern time on Thursday, June 26, 2008. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 402-220-6413 and entering 5932669 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Operational Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2008	2007	2008	2007
Revenues:
Homebuilding	$1,046,544	2,741,810	2,040,320	5,404,980
Financial services	81,372	134,133	150,509	263,043

Total revenues	$1,127,916	2,875,943	2,190,829	5,668,023

Homebuilding operating loss	$(140,584)	(351,665)	(250,364)	(211,690)
Financial services operating earnings (loss)	(3,014)	14,210	(12,706)	30,079
Corporate general and administrative expenses	(29,584)	(45,817)	(64,406)	(92,736)

Loss before benefit for income taxes	(173,182)	(383,272)	(327,476)	(274,347)
Benefit for income taxes	52,266	139,067	118,344	98,765

Net loss	$(120,916)	(244,205)	(209,132)	(175,582)

Average shares outstanding:
Basic	158,347	157,697	158,275	157,413
Diluted	158,347	157,697	158,275	157,413

Loss per share:
Basic	$(0.76)	(1.55)	(1.32)	(1.12)

Diluted	$(0.76)	(1.55)	(1.32)	(1.12)

Supplemental information:
Interest incurred (1)	$36,573	56,548	74,668	112,269

EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs and financial services notes receivables (2):
Loss before benefit for income taxes	$(173,182)	(383,272)	(327,476)	(274,347)
Interest expense	37,911	67,998	70,354	115,360
Valuation adjustments and write-offs of option deposits and pre-acquisition costs and financial services notes receivable	137,220	343,467	244,331	439,343

EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs and financial services notes receivables	$1,949	28,193	(12,791)	280,356

(1)	Amount represents interest incurred related to homebuilding debt, which is primarily capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(2)	EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs and financial services notes receivables is a non-GAAP financial measure derived by adding back interest expense, valuation adjustments and write-offs of option deposits and pre-acquisition costs and financial services notes receivables reflected in loss before benefit for income taxes. This financial measure has been presented because the Company finds it useful in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors.

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LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Information

(In thousands)

(unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2008	2007	2008	2007
Revenues:
Sales of homes	$1,018,854	2,687,388	1,971,920	5,309,879
Sales of land	27,690	54,422	68,400	95,101

Total revenues	1,046,544	2,741,810	2,040,320	5,404,980

Costs and expenses:
Cost of homes sold	930,488	2,494,183	1,746,859	4,755,778
Cost of land sold	33,093	163,219	100,253	230,364
Selling, general and administrative	156,972	395,895	331,990	765,321

Total costs and expenses	1,120,553	3,053,297	2,179,102	5,751,463

Gain on recapitalization of unconsolidated entity	—	—	—	175,879
Equity in loss from unconsolidated entities	(18,919)	(26,523)	(41,899)	(40,728)
Management fees and other income (expense), net	(47,874)	(12,831)	(69,667)	1,010
Minority interest income (expense), net	218	(824)	(16)	(1,368)

Operating loss	$(140,584)	(351,665)	(250,364)	(211,690)

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LENNAR CORPORATION AND SUBSIDIARIES

Valuation Adjustments and Write-offs

(In thousands)

(unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2008	2007	2008	2007
SFAS 144 valuation adjustments to finished homes, CIP and land on which the Company intends to build homes:
East	$34,176	100,293	42,282	119,408
Central	17,382	16,214	19,161	27,467
West	20,140	49,111	30,060	66,178
Other	1,922	6,011	8,346	6,843

Total	73,620	171,629	99,849	219,896

SFAS 144 valuation adjustments to land the Company intends to sell or has sold to third parties:
East	1,135	30,558	2,507	40,078
Central	381	2,653	9,678	2,710
West	623	19,299	4,815	22,799
Other	7	16,912	601	17,072

Total	2,146	69,422	17,601	82,659

Write-offs of option deposits and pre-acquisition costs:
East	3,124	16,037	10,178	29,778
Central	531	9,908	4,875	11,208
West	843	21,669	4,207	24,740
Other	2,088	1,307	4,178	4,145

Total	6,586	48,921	23,438	69,871

Company’s share of SFAS 144 valuation adjustments related to assets of unconsolidated entities:
East	3,084	—	7,241	3,833
Central	—	1,143	158	1,143
West	4,926	26,347	18,951	29,051
Other	—	—	597	—

Total	8,010	27,490	26,947	34,027

APB 18 valuation adjustments to investments in unconsolidated entities:
East	9,158	4,228	10,095	6,869
Central	193	—	421	—
West	37,507	7,406	65,946	7,406
Other	—	—	34	—

Total	46,858	11,634	76,496	14,275

Financial services write-offs of notes receivables	—	14,371	—	18,615

Total valuation adjustments and write-offs of option deposits and pre-acquisitions costs and financial services notes receivables	$137,220	343,467	244,331	439,343

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog

(Dollars in thousands)

(unaudited)

	Three Months Ended May 31,		At or for the Six Months Ended May 31,
	2008	2007	2008	2007
Deliveries:
East	1,078	3,065	2,243	5,664
Central	1,284	3,267	2,463	6,398
West	1,065	2,435	1,989	4,841
Other	403	801	731	1,700

Total	3,830	9,568	7,426	18,603

Of the total deliveries listed above, 101 and 260 represent deliveries from unconsolidated entities for the three and six months ended May 31, 2008, compared to 628 and 1,097 deliveries in the same periods last year.

New Orders:
East	1,304	2,668	2,246	4,743
Central	1,476	2,636	2,537	5,009
West	1,145	1,891	1,892	3,756
Other	471	861	766	1,680

Total	4,396	8,056	7,441	15,188

Of the total new orders listed above, 100 and 162 represent new orders from unconsolidated entities for the three and six months ended May 31, 2008, compared to 382 and 736 new orders in the same periods last year.

Backlog—Homes:
East			1,794	3,224
Central			948	2,209
West			785	1,906
Other			431	860

Total			3,958	8,199

Of the total homes in backlog listed above, 197 represents homes in backlog from unconsolidated entities at May 31, 2008, compared to 688 homes in backlog at May 31, 2007.

Backlog—Dollar Value:
East			$524,533	1,095,567
Central			217,893	495,664
West			331,428	926,283
Other			180,271	325,688

Total			$1,254,125	2,843,202

Of the total dollar value of homes in backlog listed above, $102,465 represents the backlog dollar value from unconsolidated entities at May 31, 2008, compared to $316,633 of backlog dollar value at May 31, 2007.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in the following states:

East:	Florida, Maryland, New Jersey and Virginia

Central:	Arizona, Colorado and Texas

West:	California and Nevada

Other:	Illinois, Minnesota, New York, North Carolina and South Carolina

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LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

(unaudited)

	May 31,
	2008	2007
Homebuilding debt	$2,310,494	2,585,286
Stockholders’ equity	3,539,590	5,583,555

Total capital	$5,850,084	8,168,841

Homebuilding debt to total capital	39.5%	31.6%

Homebuilding debt	$2,310,494	2,585,286
Less: Homebuilding cash	882,433	234,256

Net homebuilding debt	$1,428,061	2,351,030

Net homebuilding debt to total capital (1)	28.7%	29.6%

(1)	Net homebuilding debt to total capital consists of net homebuilding debt (homebuilding debt less homebuilding cash) divided by total capital (net homebuilding debt plus stockholders’ equity).